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Exhibit 16.1

[Staley, Okada & Partners Letterhead]

October 12, 2004

Securities and Exchange Commission
Washington, D.C.
U.S.A. 20549

Dear Sirs:

        We were previously the principle accountants for Vita Cube Systems Holdings Inc. and its subsidiaries, under the date of March 22, 2004 reported on the financial statements of Vita Cube Systems Holdings Inc. and its subsidiaries for the year ended December 31, 2003.

        We have resigned our appointment as Vita Cube Systems Holdings Inc. and its subsidiaries' principle accountants on October 6, 2004. There were no disagreements with management as to the application of accounting principles or matters. We have read Vita Cube Systems Holdings Inc. and its subsidiaries' statement included in its Form 8K filed on October 12, 2004 and we agree with such statements.

"Staley, Okada & Partners"
STALEY, OKADA & PARTNERS
Chartered Accountants	Vancouver, B.C. Canada

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  Exhibit 16.1